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                                                                      Exhibit 99


                                    PRESS RELEASE

BALTIMORE, MARYLAND (November 18, 1998) -- First Mariner Bancorp, parent company of First Mariner Bank, today announced that it has entered into an agreement with Glen Burnie Bancorp whereby First Mariner will sell its 19.5% interest in Glen Burnie common stock back to the company. Specifically, First Mariner sold 213,169 shares of Glen Burnie common stock for $5,580,764. First Mariner will record a pre-tax gain of approximately $600,000 from this sale. First Mariner also entered into a standstill agreement with Glen Burnie whereby First Mariner agreed not to purchase any shares of Glen Burnie stock or attempt to influence any of Glen Burnie's affairs for a ten year period. Glen Burnie will pay First Mariner $675,000 over the next five years as consideration for the standstill agreement and the dismissal of all pending litigation between the parties.

     Edwin F. Hale, Sr., Chairman and Chief Executive Officer of First Mariner Bancorp said, "This agreement is in the best interest of both First Mariner and Glen Burnie. Further efforts to persuade Glen Burnie to merge with First Mariner would not be in the best interest of our shareholders." Mr. Hale continued, "This agreement allows First Mariner to focus its attention and resources on continuing the rapid growth we have experienced over the past two years. We intend on expanding our branch network by adding six new branch locations in 1999 to the twenty-two we presently have."

     First Mariner Bancorp is a bank holding company with $460 million in assets at September 30, 1998. It operates through twenty-two full service branches located in Baltimore, Harford, Talbot and Anne Arundel Counties in Maryland as well as in Baltimore City. First Mariner went public in 1996, and its stock trades on the NASDAQ National Market under the ticker symbol "FMAR."

Certain statements in this press release are forward looking and are identified by the use of forward looking words or phrases such as "intends." These forward looking statements are based on First Mariner's current expectations. To the extent any of the information contained constitutes a "forward-looking" statement within the meaning of the Private Securities Litigation Reform Act of 1995, such statements are modified by the risk factors and other cautionary statements set forth in First Mariner's filings with the Securities and Exchange Commission, which risk factors and statements identify factors that could cause actual results to differ materially from those in the forward looking statement.

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         For Information: Contact Kevin Healey at (410) 342-2600 (ext. 8120)